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                                                                      EXHIBIT 12


                                KMART CORPORATION
                        INFORMATION ON RATIO OF EARNINGS
                          TO FIXED CHARGES COMPUTATION

                                                                              Fiscal Year Ended
                                                                 ----------------------------------------
($ Millions)                                                      January 27,   January 28,   January 29,
                                                                     1999          1998         1997
                                                                 ----------------------------------------
Net income (loss) from continuing retail operations before
  extraordinary items and the effect of accounting changes        $     518     $     249     $     231
Dividends on trust convertible preferred, net                            50            49            31
Income taxes                                                            230           120            68
                                                                 ----------------------------------------
Pretax income (loss) from continuing retail operations            $     798     $     418     $     330

Distributions from unconsolidated affiliated
  retail companies that exceed equity income                            (42)            1            28
Fixed charges per below                                                 579           660           733
Less: Interest capitalized during the period                            (13)           (8)           (9)
      Preferred dividends of wholly awned trust subsidiary
      not deducted in the determination of pre-tax income               (78)          (75)          (47)
                                                                 ----------------------------------------
Earnings (loss) from continuing retail operations                 $   1,244     $     996     $   1,035
                                                                 ========================================
Fixed charges:
  Interest expense                                                      281           378           498
  Rent expense - portion of operating rentals representative
of the interest factor                                                  173           159           146
  Preferred dividends of wholly owned trust subsidiary                   78            75            47
  Other                                                                  47            48            42
                                                                 ----------------------------------------
Total fixed charges                                               $     579     $     660     $     733
                                                                 ========================================


Ratio of income to fixed charges                                        2.1           1.5           1.4
                                                                 ========================================









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